Exhibit 99.1

STORE Capital Appoints Mary Fedewa and Mark N. Sklar to Board of Directors

SCOTTSDALE, Ariz., August 3, 2016 — STORE CAPITAL CORPORATION (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced two new appointments to the Company’s Board of Directors.  Mary Fedewa and Mark N. Sklar take the board seats vacated by Rajath Shourie and Derek Smith, who resigned from the Company’s Board on August 1, 2016 following a transition period to identify replacement candidates as a result of the sale by Oaktree Capital Management, L.P. of the remainder of its ownership interest in STORE Capital on April 1, 2016.  Mr. Sklar will serve on the Company’s Investment and Compensation Committees.

“On behalf of Chairman Mort Fleischer and the rest of our Board, I am proud to congratulate my co-founder and colleague Mary Fedewa on her appointment to STORE’s Board of Directors,” said Christopher Volk, STORE’s Chief Executive Officer.  “Mary’s successful leadership of STORE’s investment origination activity is unrivaled in our industry and through her efforts, direct origination and lease contract creation have been the hallmark of STORE Capital from the very start.  Her leadership abilities have been instrumental in making this the best platform we have ever created. Mary’s participation in our Company’s corporate governance is germane to the growth and development of our business and fundamental to our organization’s strategy and priorities.

“Likewise, we are delighted to welcome esteemed real estate developer Mark Sklar to our Board.  Well-known in the real estate industry, Mark is a founder and principal in DMB Associates, Inc., a privately held, diversified real estate investment and development company specializing in large-scale residential and mixed-use communities primarily in Arizona, California, Utah and Hawaii.  Over the past 30 years, Mark has established a distinguished reputation for developing legacy communities that grow in value for builders, stakeholders and residents.  His expertise in leading a highly regarded real estate enterprise and his perspective will be valuable to our Board of Directors,” Volk continued.

“Today’s appointments are the latest development in our Board’s transformation to majority representation by independent directors and management, and we look forward to increasing our membership to nine by the end of this year,” Volk added. “We would also like to thank our final two Oaktree Capital Board members, Raj Shourie and Derek Smith, for all of their contributions.  We are forever grateful to them and to the whole Oaktree organization, as STORE’s founding institutional shareholder, for their part in our success.”

Mary Fedewa was one of STORE Capital’s founders in May 2011. As Executive Vice President — Acquisitions, she leads STORE’s acquisitions team in cultivating opportunities in new and existing markets and growing the demand for efficient net-lease capital solutions among middle market and larger companies.  Known throughout the industry for her thorough understanding of the business and her solutions-oriented charisma, Ms. Fedewa has over 20 years of experience in a broad range of financial services.

Prior to co-founding STORE Capital, Ms. Fedewa spent several years investing as a principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, she was a Managing Director of Acquisitions at Spirit Finance Corporation, where she originated a significant volume of net-lease transactions in a variety of industries across the United States.  She also held a variety of positions within GE Capital, concluding as a Senior Vice President within the Consumer Finance Division. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance.  While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader.  Graduating Summa Cum Laude from North Carolina State University, Ms. Fedewa received her Bachelor of Arts degree in Business Management with a concentration in Finance.

Mark Sklar is a founding partner of DMB Associates, Inc. (“DMB”), a privately held, diversified real estate investment and development company specializing in large-scale residential and mixed-use communities primarily in Arizona, California, Utah and Hawaii.  Mr. Sklar currently serves as Managing Director and a member of the Board of Directors of DMB, which he co-founded in 1984 with two other partners.  Mr. Sklar has over thirty years’ experience in managing the investment and development of residential and commercial real estate projects.  Prior to turning over the day-to-day management of DMB to senior management in 2009, Mr. Sklar’s work at DMB focused on making investment decisions, development planning and execution, entitlement work, as well as marketing and leasing.  Mr. Sklar served on the board of Banner Health, a non-profit health care system, from its inception through June 2016.  During his tenure on the Banner board, he served on its Quality and Nominating and Corporate Governance Committees, and as its Chairman.  He received a Bachelor of Arts degree from University of Wisconsin.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles

Investor Contact:

Moira Conlon, 310-622-8220

Media Contact:

Tricia Ross, 310-622-8226

STORECapital@finprofiles.com

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